Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (File No. 333-213646) on Form S-3 of Limbach Holdings, Inc. of our report dated April 17, 2017 relating to the consolidated balance sheet of Limbach Holdings, Inc. and Subsidiaries as of December 31, 2016 (Successor) and the related consolidated statements of operations, stockholders’ equity, and cash flows for the period from July 20, 2016 to December 31, 2016 (Successor) and the consolidated balance sheet of Limbach Holdings LLC and Subsidiaries as of December 31, 2015 (Predecessor) and the related consolidated statements of operations, members’ equity, and cash flows for the period from January 1, 2016 to July 19, 2016 (Predecessor) and the year ended December 31, 2015 (Predecessor), appearing in this Annual Report on Form 10-K.

/s/ Crowe Horwath LLP

Indianapolis, Indiana

April 17, 2017